Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Appoints New Board Member

Donal Leo Mulligan, Executive Vice President and Chief Financial Officer, General Mills,
joins Tennant Company Board of Directors

MINNEAPOLIS, Minn., Dec. 16, 2009—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world, announced the appointment of Donal Leo Mulligan, 48, to its Board of Directors. Mulligan brings extensive knowledge and expertise in international financial management and operations, including more than eight years in executive leadership at General Mills, the world’s 6th largest food company.
"Don Mulligan’s leadership experience at successful companies such as General Mills, Pillsbury and PepsiCo will be a tremendous asset as we continue to reinvent the cleaning industry. His expertise in international finance, as well as experience in mergers and acquisitions and investor relations, will bring great value to our current board," said Chris Killingstad, President and Chief Executive Officer of Tennant Company.
Mr. Mulligan is Executive Vice President and Chief Financial Officer for General Mills located in Golden Valley, Minnesota. He joined General Mills in 2001 and has held various senior management positions including Vice President Financial Operations for the International division; Vice President Financial Operations for Operations and Technology and Vice President and Treasurer. Prior to joining General Mills, Mr. Mulligan gained extensive experience in financial management, operations and international administration in various positions with Pillsbury, PepsiCo, Inc., and YUM! Brands, Inc. He holds an MBA from the University of Michigan and a BA from Duke University. In addition to serving on Tennant’s Board of Directors, Mr. Mulligan also serves on the board of Twin Cities Catholic Charities and serves on the University of Michigan’s Ross Business School Corporate Advisory Board.
Mr. Mulligan’s addition to the board brings the number of Tennant Company directors to ten. Other members of Tennant Company's board include William F. Austen, Vice President of Operations, Bemis Company; Jeffrey A. Balagna, President and Chief Executive Officer, Carlson Marketing Worldwide; Carol S. Eicher, Vice President Global Business Director, Performance Monomers, Dow

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Chemical Company; James T. Hale, Corporate Governance Consultant and retired Executive Vice President, General Counsel and Corporate Secretary for Target Corporation; H. Chris Killingstad, President and Chief Executive Officer, Tennant Company; David Mathieson, Senior Vice President and Chief Financial Officer, RSC Holdings, Inc.; Stephen G. Shank, Chairman, Capella Education Company; Steven A. Sonnenberg, Executive Vice President, Emerson Electric Company and Business Leader, Emerson Process Management; and David S. Wichmann, Executive Vice President, UnitedHealth Group, and President, UnitedHealth Group Operations.

Company Profile
Minneapolis-based Tennant Company (NYSE:  TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.